Exhibit 10.40

SALES FORCE SERVICES AGREEMENT

This Sales Force Services Agreement (this “Agreement”), with an Effective Date of March 2, 2007, sets forth the terms and conditions between Novartis Consumer Health, Inc., 200 Kimball Drive, Parsippany, N.J. 07054 (hereafter “Novartis”), and Barrier Therapeutics, Inc., 600 College Road East, Princeton, NJ 08540 (hereinafter “Barrier”).

Background:

A.	Novartis has a pediatric professional sales force.

B.	Novartis and Barrier desire to enter into this Agreement to provide the terms and conditions upon which Barrier is engaging Novartis to provide the sales force services as described herein.

Agreement:

1.0	Definitions

1.1	“Affiliate” shall mean any corporation or business entity controlled by, controlling, or under common control with a party to this Agreement. For this purpose, “control” shall mean direct or indirect beneficial ownership of at least fifty percent (50%) of the voting stock or income interest in such corporation or other business entity, or such other relationship as, in fact, constitutes actual control.

1.2	“FDA” shall mean the US Food and Drug Administration.

1.3	“Fees” shall mean the fair market value compensation payable to Novartis in return for Services (Fee for Service Agreement). Fees shall not include Pass-Through Expenses.

1.4	“Pass-Through Expenses” shall mean the reasonable and necessary out-of-pocket costs and expenses actually incurred by Novartis in providing Services.

1.5	“Product” means the pharmaceutical product VusionTM (0.25% miconazole nitrate, 15% zinc oxide, 81.35% white petrolatum) Ointment.

1.6	“Project” shall mean the complete task or set of tasks described in this Agreement.

1.7	“Representative” shall mean any employee, subcontractor or agent of Novartis providing sales calls pursuant to this agreement.

1.8	“Services” shall mean the responsibilities, obligations and activities which are to be performed by Novartis, as they are described in this Agreement.

1.9	“Term”, “First Service Period” and “Second Service Period” shall have the meanings described in Section 10.1.

2.	Scope of the Agreement; Services to be Provided.

2.1	Scope of Agreement. Novartis will perform services as described in Exhibit A attached hereto and incorporated by reference herein.

2.2	Additional services may be added to this Agreement as agreed by the parties. Such additional services and related payments shall be added in the form of an Exhibit executed by both parties.

3.	Payment of Fees and Pass-Through Expenses.

3.1	Barrier shall pay Novartis the Fees and Pass-Through Expenses expressly described in the Exhibit(s). Novartis will invoice Barrier monthly for the Fees and Pass-Through Expenses relating to the Project. Each invoice shall be supported by a detailed expense report, and supporting documentation will be made available to Barrier upon request. Barrier shall make payment within thirty (30) days after the receipt of each monthly-itemized invoice.

3.2	If the period of non-payment of an undisputed amount exceeds sixty (60) days, Novartis may, at its sole discretion and without prejudice to any other rights or remedies, give Barrier a thirty (30) day written notice of intent to suspend Services in connection with the Project, and if the non-payment continues after the thirty (30) day period, Novartis may (i) suspend the Services on that project or (ii) exercise its right to give notice of a default in accordance with Section 10.3.

4.	Confidentiality and Ownership of Information.

4.1	Each of the parties acknowledges that, in the course of performing its obligations hereunder, it may receive information from the other party which is proprietary to the disclosing party and which the disclosing party wishes to protect from public disclosure (“Confidential Information”). Barrier and Novartis agree to retain in confidence, during the Term of this Agreement, any subsequent renewals thereof, and thereafter, all Confidential Information disclosed to it by or on behalf of the other party, and that it will not, without the written consent of such other party, use Confidential Information for any purpose other than the purposes indicated herein. These restrictions shall not apply to Confidential Information which: (i) is or becomes public knowledge (through no fault of the receiving party); (ii) is made lawfully available to the receiving party by an independent third party; (iii) is already in the receiving party’s possession at the time of receipt from the disclosing party and was not acquired, directly or indirectly, from the other party (and such prior possession can be properly demonstrated by the receiving party); (iv) is independently developed by the receiving party and/or Affiliates (and such independent development can be properly demonstrated by the receiving party); or (v) is required by law, regulation, rule, act or order of any governmental authority or agency to be disclosed by the receiving party, provided, however, if reasonably possible, such receiving party gives the disclosing party sufficient advance written notice to permit it to seek a protective order or other similar order with respect to such Confidential Information and, thereafter, the receiving party discloses only the minimum Confidential Information required to be disclosed in order to comply.

4.2	Barrier and Novartis shall limit disclosure of the other party’s Confidential Information to only those of their respective officers, representatives, agents and employees

(collectively “Agents”) who are directly concerned with the performance of this Agreement, have a legitimate need to know such Confidential Information, and have agreed in writing to be bound by the confidentiality obligations contained in this Agreement. Upon receipt of notice of termination by Barrier, Novartis shall return all Barrier Confidential Information to Barrier.

4.3	All Barrier patents, trade secrets, copyrights, trade names, trademarks, service marks, proprietary materials or intellectual property and all improvements to any of the foregoing (collectively “Barrier Property”) used in connection with the Services provided pursuant to this Agreement shall remain the sole and exclusive property of Barrier, and Novartis rights to use such Barrier Property shall be limited to those permitted by this Agreement.

4.4	Barrier acknowledges that Novartis possesses certain inventions, processes, know-how, trade secrets, improvements, other intellectual properties and other assets, including but not limited to analytical methods, procedures and techniques, computer technical expertise and software, and business practices, which have been independently developed by Novartis (collectively “Novartis Property”). Novartis and Barrier agree that any Novartis Property or improvements thereto which are used, improved, modified or developed by Novartis or Barrier under or during the term of this Agreement are the sole and exclusive property of Novartis.

4.5	Neither party will use, or authorize others to use, the name, symbols, or marks of the other party in any advertising or publicity material or make any form of representation or statement with regard to the Services which would constitute an express or implied endorsement by the other party of any commercial product or service without that other party’s prior written approval.

4.6	Novartis agrees to use only Barrier provided promotional materials. The use of non-authorized materials (homemade visuals, non-approved research papers, etc.) will constitute a violation of this agreement.

5.	Independent Contractor Relationship.

5.1	For the purposes of this Agreement, the parties hereto are independent contractors and nothing contained in this Agreement shall be construed to place them in the relationship of partners, principal and agent, employer and employee or joint venturers. Neither party shall have the power or right to bind or obligate the other party, nor shall either party hold itself out as having such authority.

5.2	No provision of this Agreement shall be deemed to create or imply any contract of employment between Barrier and any employee or subcontractor of Novartis. All persons performing Services shall be employees of Novartis, or subcontractors engaged by Novartis, and shall not be entitled to any benefits applicable to employees of Barrier.

5.3

Novartis will (i) maintain all necessary personnel and payroll records for Novartis employees; (ii) compute wages and withhold applicable Federal, State and local taxes and Federal FICA payments for Novartis employees; (iii) remit Novartis employee withholdings to the proper governmental authorities and make employer contributions for Federal FICA and Federal and State unemployment insurance payments; (iv) pay net wages and fringe benefits, if any, directly to Novartis employees; and (v) provide for employer’s liability and Workers’ Compensation insurance coverage. To the extent that Services are provided by a subcontractor engaged by Novartis, all payments and other remuneration due to the subcontractor shall be the sole responsibility of Novartis.

5.4	Novartis shall be responsible for management of all employer obligations in connection with Novartis employees and subcontractors engaged by Novartis who perform the Services. Novartis employees and subcontractors engaged by Novartis shall remain exclusively under the direct authority and control of Novartis. Barrier may be involved in providing training, direction or equipment to a Novartis employee or subcontractor engaged by Novartis under the direction of Novartis. The employer obligations of Novartis shall include: (i) human resource issues, including establishment of employee policies, and administration of health and benefits plans, 401K plan, and other employee benefit plans; (ii) work performance and work behavior issues, including probationary period, periodic and annual appraisals, employee discipline and termination; (iii) administration of systems for time-keeping, payroll and employee expense reimbursement; (iv) day to day management of employment issues in connection with performance of the Services; (v) contract management for subcontractors engaged by Novartis.

6.	Regulatory Compliance.

6.1	In carrying out their responsibilities under this Agreement, Novartis and Barrier agree to comply, to the extent applicable, with all laws, rules and regulations, including, but not limited to the Federal Equal Employment Opportunity Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Fair Labor Standards Act, FMLA, Executive Order 11246, Vietnam Veteran Readjustment Assistance Act, Section 503 of the Rehabilitation Act, the Immigration Reform and Control Act of 1986, the Food, Drug and Cosmetic Act, Section 1128B(b) of the Social Security Act (42 U.S.C. §1320a-7b(b)), and the Prescription Drug Marketing Act.

6.2	If Novartis or its employees become aware of adverse drug experience reports involving the use of any Barrier Product, while performing any Services in connection with the Barrier Product, they shall immediately notify Barrier in accordance with Barrier procedures. Barrier shall deliver to Novartis a written copy of such Barrier notification procedures.

6.3	Barrier shall be solely responsible for responding to any government or regulatory agency concerning use or marketing of Barrier Products, except to the extent any notice or reporting requirement is by law made directly applicable to Novartis. Novartis shall promptly notify Barrier of any information Novartis receives regarding any threatened or pending action by a government or regulatory agency that may affect the Barrier Products. Novartis shall, at the request of Barrier, cooperate with Barrier in order to respond, or in formulating a procedure for taking appropriate action. In no event shall Novartis respond to any agency without the prior consent of Barrier, unless compelled to do so by law.

6.4	Neither Novartis nor any person employed by or a subcontractor engaged by Novartis in connection with any work to be performed for or on behalf of Barrier has been debarred under Section 306(a) or (b) of the Federal Food, Drug and Cosmetic Act and no debarred person will in the future be employed by Novartis in connection with any work to be performed for or on behalf of Barrier. If at any time after execution of this contract, Novartis becomes aware that Novartis or any person employed or engaged by Novartis in connection with any work to be performed for or on behalf of Barrier shall become or shall be in the process of being debarred, Novartis hereby agrees to so notify Barrier at once.

6.5	Neither Novartis nor any person employed by or engaged by Novartis in connection with any work to be performed for or on behalf of Barrier has been excluded under applicable subsections of sections 1128, 1156 and 1892 of the Social Security Act, codified at 42 U.S.C. 1320a-7, 1320c-5 and 1395ccc and no excluded person will in the future be employed or engaged by Novartis in connection with any work to be performed for or on behalf of Barrier. If at any time after execution of this contract, Novartis becomes aware that Novartis or any person employed or engaged by Novartis in connection with any work to be performed for or on behalf of Barrier shall become or shall be in the process of being excluded, Novartis hereby agrees to so notify Barrier at once.

7.	Return of Barrier Materials.

Within sixty (60) days after the completion of Services by Novartis, or upon termination of this Agreement, Confidential Information, Barrier Property and other data owned by Barrier, regardless of the method of storage or retrieval, shall at Barrier’s request either be delivered to Barrier in such form as is then currently in the possession of Novartis, or disposed of, at the direction and written request of Barrier, unless such materials are otherwise required to be stored or maintained by Novartis as a matter of law or regulation. Barrier shall pay the costs associated with any of the above options. Novartis reserves the right to retain, at its own expense and subject to the confidentiality provisions herein, one copy of all materials provided in connection with performance of the Services, to be used to satisfy regulatory requirements or to resolve disputes regarding the Services.

8.	Indemnification and Liability Limits.

8.1

Novartis shall indemnify, defend and hold harmless Barrier, its Affiliates and its and their respective directors, officers, employees and agents from and against any and all losses, claims, actions, damages, liabilities, penalties, costs and expenses (including reasonable attorneys’ fees and court costs) (collectively, “Losses”), resulting from any (i) breach by Novartis or its employees, subcontactors or agents of its obligations hereunder; (ii) willful misconduct or negligent acts or omissions of Novartis or its employees, subcontractors or agents; and (iii) violation by Novartis or its employees, subcontractors or agents of any municipal, county, state or federal laws, rules or regulations applicable to the performance of Novartis’s obligations under this Agreement; (iv) the breach by Novartis of any Representations, Warranties and Covenants of Novartis; (v) any employment based claim by a Novartis employee providing Services hereunder, including but not limited to claims that such employee was wrongfully terminated, constructively discharged, retaliated against, or discriminated against; (vi) any federal or state claims or assessment for nonpayment or late payment by Novartis of any tax or contribution based on compensation or other benefits owed to any employee of Novartis, including, without limitation a claim or assessment that Barrier should have withheld any amounts related thereto; or (vii) any claim for payment by a subcontractor engaged by Novartis, except to the extent such Losses are determined to have resulted from the negligence or willful misconduct of Barrier or its employees.

8.2	Barrier shall indemnify, defend and hold harmless Novartis, its Affiliates and their respective directors, officers, employees, subcontractors and agents from and against any and all Losses resulting from (i) the manufacture, storage, packaging, production, transportation, distribution, sale or other disposition of the Products by Barrier or its agents; (ii) breach by Barrier or its employees of its obligations hereunder; (iii) willful misconduct or negligent acts or omissions of Barrier or its employees; (iv) violation by Barrier or its employees of any municipal, county, state or federal laws, rules or regulations applicable to the performance of Barrier’s obligations under this Agreement, except to the extent such Losses are determined to have resulted from the negligence or willful misconduct of Novartis or its employees; and (v) the breach by Barrier of any representations, warranties and covenants of Barrier.

8.3	The party seeking indemnification hereunder (the “Indemnified Party”) shall: (a) give the party obligated to indemnify (the “Indemnifying Party”) prompt written notice of any such claim or law suit (including a copy thereof); (b) Indemnified Party and its employees shall fully cooperate with Indemnifying Party and its legal representatives in the investigation and defense of any matter the subject of indemnification; and (c) Indemnified Party shall not unreasonably withhold its approval of the settlement of any such claim, liability, or action by Indemnifying Party covered by this Indemnification provision; provided, however, that Indemnified Party’s failure to comply with its obligations pursuant to Section 8.3 shall not constitute a breach of this Agreement nor relieve Indemnifying Party of its indemnification obligations pursuant to Section 8, except to the extent, if any, that Indemnifying Party’s defense of the affected claim, action or proceeding actually was materially impaired thereby.

8.4	Neither Barrier, Novartis, their respective Affiliates, nor any their respective directors, officers, employees, subcontractors or agents shall have any liability to the other of any type (including, but not limited to, contract, negligence and tort liability), for any loss of profits, opportunity or goodwill, or any type of special, incidental, indirect or consequential damage or loss, in connection with or arising out of this Agreement or the Services performed by Novartis hereunder.

8.5	Novartis shall not be liable to Barrier for claims or losses arising out of the statements or representations of Novartis employees with respect to Barrier Products to the extent the statements or representations conform to the written or printed statements or representations made to Novartis and Novartis employees by Barrier with respect to the Barrier Products.

9.	Insurance.

Barrier and Novartis shall each, at its own cost and expense, obtain and maintain in full force and effect, the following insurance during the Term (and any subsequent renewals thereof): (i) worker’s compensation insurance in accordance with the statutory requirements of each state in which the Services are to be performed; (ii) employer’s liability insurance with a minimum limit of one million dollars ($1,000,000); (iii) comprehensive general liability insurance, including contractual liability, with a minimum limit of five million dollars ($5,000,000), combined single limit per occurrence; (iv) comprehensive auto liability, covering bodily injury and property damage, for owned, hired or non-owned automobiles with a minimum limit of one million dollars ($1,000,000), combined single limit per occurrence; and (v) professional errors and omissions, with a minimum limit of ten million ($10,000,000), per occurrence. Each party shall provide the other party an original signed certificate of insurance evidencing all coverage herein required, within thirty (30) days after the effective date of this Agreement. The certificate must provide that thirty (30) days prior written notice of cancellation or material change in insurance coverage will be provided. The insurance obligations hereunder may be met by a program of self-insurance.

10.	Term and Termination.

10.1	This Agreement shall commence on the Effective Date and shall continue until December 31, 2008 (“Term”), unless sooner terminated. The “First Service Period” hereunder shall commence on or before May 1, 2007 and continue through December 31, 2007 and the “Second Service Period” shall commence on January 1, 2008 and continue through December 31, 2008.

10.2	Either party may terminate this Agreement by written notice at any time if the other party defaults in the performance of its material obligations hereunder. In the event of such default, the party declaring the default shall provide the defaulting party with written notice setting forth the nature of the default, and the defaulting party shall have thirty (30) days to cure the default. If after such 30 day period the default remains uncured, the aggrieved party may terminate this Agreement by written notice to the defaulting party, which notice shall be effective upon receipt.

10.3	Either party may terminate this Agreement by written notice to the other party, effective upon receipt with no right to cure the default, if the other party files a petition for bankruptcy, reorganization or arrangement under any state statute, or makes an assignment for the benefit of creditors or takes advantage of any insolvency statute or similar statute, or if a receiver or trustee is appointed for the property and assets of the party and the receivership proceedings are not dismissed within sixty (60) days of such appointment.

10.4	In the event this Agreement is terminated, Barrier shall (a) pay to Novartis all Fees for Services rendered which are due and owing to Novartis because of any completed performance of Novartis’s obligations prior to the effective date of termination; (b) pay all Pass-Through Expenses actually incurred by Novartis prior to the effective date of termination; and (c) pay any other costs which have been expressly identified in the Exhibit(s) as being due upon termination of this Agreement

10.5	Termination of this Agreement for whatever reason shall not affect the accrued rights of either Barrier or Novartis arising under this Agreement, and all provisions which expressly or by implication survive the termination or expiration of this Agreement shall remain in full force and effect.

11.	Cooperation.

All data and information in Barrier’s possession or control necessary for Novartis to conduct Project assignments will be delivered by Barrier to Novartis. Novartis shall not be liable to Barrier nor be deemed to have breached this Agreement as a result of errors, delays or other consequences directly arising from Barrier’s failure to provide documents, materials or information or to otherwise cooperate with Novartis in order for Novartis to timely and properly perform its obligations.

12.	Force Majeure.

If the performance or observance of this Agreement or any obligation of this Agreement is prevented or delayed by reason of an act of God, civil commotion, storm, fire, riots, strikes, legal moratorium, war or revolution, the party so affected shall, upon prompt notice of such cause being given to the other party, be excused from such performance or observance to the extent of such prevention or during the period of such delay, provided that the party so affected shall use its best efforts to avoid or remove the cause(s) of non-performance and observance with utmost dispatch.

13.	Notices.

Any notice required or permitted to be given by either party shall be in writing. All notices shall be to the parties and addresses listed below, and shall be sufficiently given (i) when received, if delivered personally or sent by facsimile transmission, or (ii) one business day after the date mailed or sent by an internationally recognized overnight delivery service.

If to Barrier:	Stephen Miller, Vice President, Sales
Barrier Therapeutics, Inc.
600 College Road East
Suite 3200
Princeton, NJ 08540
Office: 609-945-1272
Fax: 609-945-1212
Cell: 609-240-5738
Email: smiller@barriertherapeutics.com

With a copy to:	General Counsel
Barrier Therapeutics, Inc.
600 College Road East
Suite 3200
Princeton, NJ 08540
Office: 609-945-1200
Fax: 609-945-1210

If to Novartis:	Dan Ollice
National Director, Professional Sales
Novartis Consumer Health, Inc.
1666 Bow Tree Drive
West Chester, PA 19380
Office: (610) 436-6870
Fax: (610) 436-6871
Cell: (610) 331-4571
Email: dan.ollice@novartis.com

With a copy to:	Legal Head, North America
200 Kimball Drive
Parsippany, NJ 07054
Fax: (973) 503-8450

14.	Assignment.

Neither party hereto may assign, cede or transfer any of its rights or obligations under this Agreement without the written consent of the other party, which consent may not be unreasonably withheld; provided that, without such consent either party may assign this Agreement in connection with the transfer or sale of all or substantially all of its assets or business to which this Agreement relates or its merger or consolidation with another company. No assignment shall relieve either party of the performance of any accrued obligation which such party may then have under this Agreement.

15.	Additional Warranties and Representations.

15.1	Barrier and Novartis warrant and represent to the other that they have the full right and authority to enter into this Agreement and that there is no impediment that would inhibit their ability to perform their respective obligations under this Agreement.

15.2	Barrier and Novartis agree to perform their obligations hereunder in a timely, professional and competent manner.

15.3	Barrier warrants and represents that it possesses good title to, or the right to use, any and all trademarks of the Barrier Products, free and clear of any claims or encumbrances that would impede the performance by either party under the terms of this Agreement. In addition, Barrier owns or controls the patents or appropriate licenses in connection with all Barrier Products to be involved in the Services, and has no knowledge of the existence of any claim or adverse rights which would restrict or prevent Barrier or Novartis from performing the Services pursuant to this Agreement.

15.4	Barrier shall instruct Novartis regarding how to handle undistributed, expired, or recalled Barrier product from Representatives within thirty (30) days from Agreement termination or expiration or upon recall.

16.	Novartis Responsibilities

16.1	Novartis shall ensure that all Representatives who provide Services have received training in Healthcare Compliance meeting the requirements of the OIG Compliance Program Guidance for Pharmaceutical Manufacturers within the last twelve (12) months.

16.2	Novartis will coordinate a training program with Barrier regarding the Product VusionTM (0.25% miconazole nitrate, 15% zinc oxide, 81.35% white petrolatum) Ointment.

16.3	Novartis will cause all Calls to be performed as provided for in this Agreement.

16.4.	Novartis will provide to Barrier call activity reports in a form as shall be mutually agreed upon by Novartis and Barrier. In addition, Novartis will provide Barrier with call activity reports in sufficient detail to meet specific State regulations, as required by any State or States in which Representatives shall provide Services hereunder.

16.5	Novartis will store all Product samples in accordance with labeled guidelines and applicable law.

16.6	Novartis will utilize a sales force automation platform to capture signatures and track Barrier product samples in compliance with the PDMA. A copy of all such documentations and records shall be provided to Barrier.

16.7	In the event of theft of Product samples, the Representative shall promptly notify the police department or other law enforcement agency having jurisdiction over the location of the theft and obtain a police report, a copy of which shall be promptly delivered to Barrier.

16.8	Novartis will coordinate Product sample transfers, if applicable, between Representatives and Representative close-outs. In addition, Novartis will coordinate final close-out at contract expiration in consultation with Barrier. Any discrepancies in sample inventory will be reported to Barrier’s Healthcare Compliance Officer.

16.9	Novartis shall promptly notify Barrier of any event that is potentially reportable to the FDA pursuant to the PDMA, including, but not limited to, theft, loss or diversion of Product samples. Further, Novartis will fully cooperate with Barrier in performing any investigation related to such event. Barrier shall be responsible for any voluntary reporting to the FDA pursuant to the PDMA.

16.10	Novartis will cooperate with Barrier to expeditiously effect any Barrier product recalls at Barrier’s direction and expense.

16.11	Representatives shall not provide product samples or promotional materials for any products that compete directly with the Products during any Call.

16.12	Representatives shall not initiate discussions with any healthcare provider regarding indications for the Product other than those indications on the Package Insert. Healthcare providers with questions regarding indications and/or usage that deviate from the Package Insert are to be referred to Barrier’s Medical Affairs hotline at 866-440-5508.

17.	General Provisions

17.1	This Agreement shall be construed, governed, interpreted, and applied in accordance with the laws of the State of New Jersey, without giving effect to the principles of conflict of laws.

17.2	The rights and obligations of Novartis and Barrier under this Agreement, which by intent or meaning have validity beyond such termination (including, but not limited to, rights with respect to confidentiality, mutual indemnification and liability limitations) shall survive the termination of this Agreement.

17.3	This Agreement contains the entire understandings of the parties with respect to the subject matter herein, and cancels all previous agreements (oral and written), negotiations and discussions, dealing with the same subject matter. The parties, from time to time during the term of this Agreement, may modify any of the provisions hereof only by an instrument in writing duly executed by the parties.

17.4	References to any Schedule, Appendix, Attachment or Exhibit attached to this Agreement shall be deemed to incorporate the entire contents of the Schedule, Appendix, Attachment or Exhibit by reference, as if it were fully set forth in this Agreement.

17.5	No failure or delay on the part of a party in either exercising or enforcing any right under this Agreement will operate as a waiver of, or impair, any such right. No single or partial exercise or enforcement of any such right will preclude any other or further exercise or enforcement thereof or the exercise or enforcement of any other right. No waiver of any such right will have effect unless given in a signed writing. No waiver of any such right will be deemed a waiver of any other right.

17.6	If any part or parts of this Agreement are held to be illegal, void or ineffective, the remaining portions of this Agreement shall remain in full force and effect. If any of the terms or provisions are in conflict with any applicable statute or rule of law, then such term(s) or provision(s) shall be deemed inoperative to the extent that they may conflict therewith, and shall be deemed to be modified or conformed with such statute or rule of law. In the event of any ambiguity respecting any term or terms hereof, the parties agree to construe and interpret such ambiguity in good faith in such a way as is appropriate to ensure its enforceability and viability. Neither party shall assert against the other that the compensation arrangement provided in this Agreement is ground for voiding this Agreement, or rendering the same unenforceable.

17.7	The headings contained in this Agreement are used only as a matter of convenience, and in no way define, limit, construe or describe the scope or intent of any section of this Agreement.

17.8	Neither Party will issue a press release or make any public announcement in connection with the execution of this Agreement or the terms hereof, unless mutually agreed to by the Parties or required by law. Novartis shall not make any public announcement regarding any of the Barrier products without Barrier’s prior written consent. Barrier shall be entitled to describe this Agreement in any document which it files with the Securities and Exchange Commission (“SEC”) after providing Novartis at least two (2) business days to review and comment on such description, or the maximum such lesser time as may be possible in an emergency. After issuing any mutually approved press release, public announcement or making any such SEC filing, each Party may make public disclosures in a manner consistent with the description contained in any such press release, public announcement or filed document. Prior to filing this Agreement with the SEC, Barrier shall notify Novartis and, if requested in writing by Novartis within five (5) business days after such notification, request that the SEC grant confidential treatment to the provisions for which Novartis has requested.

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto through their duly authorized officers on the date(s) set forth below.

BARRIER THERAPEUTICS, INC.		NOVARTIS CONSUMER HEALTH, INC.

By:	/s/ A. Altomiari	By:	/s/ Edward Vlaovotz
Name:	A. Altomari	Name:	Edward Vlaovotz
Title:	COO	Title:	VP
Date:	3-1-2007	Date:	3-2-07